Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 31, 2011

To the Board of Directors of
Exergetic Energy, Inc.
Detroit, Michigan

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Exergetic Energy, Inc. (formerly known as Specialized Services, Inc.), of our report dated May 25, 2010, relating to the balance sheets of Specialized Services, Inc. as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC